AMENDMENT NO. 3 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 3 TO THE FUND PARTICIPATION AGREEMENT (“Amendment”) is made as of this 1st day of June, 2014 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the “Company” or “You”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“Manager”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”) (collectively “us”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, Manager and Distributor are parties to a certain Novation Agreement dated February 16, 2010, in which a new agreement was formed by and between the parties on the same terms as the original Fund Participation Agreement dated April 30, 1997, as amended March 1, 2000 and December 7, 1998 (“Agreement”).

WHEREAS, the Company, Manager and Distributor were parties to a certain Fund Participation Agreement dated April 30, 1997, as amended March 1, 2000 and  December 7, 1998, in which the Company offers to the public certain individual variable universal life contracts, variable annuity contracts and individual variable life insurance contracts; and

WHEREAS, the Company has established operational capabilities to utilize the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration verification system (“Fund/SERV”); and

WHEREAS, the parties desire to process purchase and redemption orders through the Fund/SERV system; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.           Section 3: Processing and Timing of Transactions.  The following language is hereby inserted immediately following subsection 3(d), as new subsections 3(e) and (f):

(e)           The parties agree that they will ordinarily use the Fund/SERV system when the Company has the operational capability to do so.  If transactions in Shares are to be settled through the NSCC’s Fund/SERV system, the following provisions shall apply:

(i)           Each party to this Agreement represents that it or one of its affiliates has entered into a Member Agreement with the NSCC and it desires to participate now or in the future in (i) the NSCC's Fund/SERV system which provides an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) the NSCC's Networking system which provides a centralized and standardized communication system for the exchange of customer-level information and account activity through the Networking system.  The Company does not currently participate in the Networking system.

(ii)           For each Fund/SERV transaction, including transactions establishing accounts with us or our affiliates, you shall provide us with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which you hereby certify is and shall remain true and correct.  You shall maintain documents required by us or the Funds to effect Fund/SERV transactions.  Each instruction shall be deemed to be accompanied by a representation by you that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

(iii)           At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law.  Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party’s employees and agents.

(iv)           You represent and warrant that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this Section 3(d) shall come from you, and that individual account holders shall contact you, rather than contact us or the Funds directly, with instructions, questions and requests concerning the Funds.  You further represent and warrant that you, rather than us or the Funds, has reporting responsibility to your customers for confirmations of transactions and monthly, quarterly and year-end statements.

(f)           You agree not to withhold placing Orders received from any customers for the purchase or sale of Shares so as to profit yourself as a result of such withholding.  You shall not purchase Shares through us except for the purpose of covering purchase Orders received by you, or for your bona fide investment.  You agree to purchase Shares only from the Funds or your customers.  If you purchase Shares from your customers, you will pay such customers not less than the applicable redemption price as established by the relevant Fund’s Prospectus.

2.           Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
3.           Counterparts.                                This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.           Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:  /s/
Name: Greg Steffe
Title:           Vice President
Date:           6/30/14

AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.

By:           /s/
Name:  Otis H. Cowan
Title:  Vice President
Date:  7/21/14

AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:  /s/
Name:  Cindy A. Johnson
Title:  Vice President
Date:           7/14/14